EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media and Investor Contact:
Wendy Kelley
investorrelations@wd40.com
+1-619-275-9304
WD-40 Company Announces Board Changes

SAN DIEGO — February 19, 2026 – WD-40 Company (NASDAQ: WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world, announced today the appointment of Ken Plunk to its board of directors, effective February 18, 2026. Mr. Plunk will serve as a member of the Audit and Finance Committees.
Mr. Plunk is an experienced board member with deep expertise in finance, strategy, governance, and risk management. He is known for his ability to lead organizational transformations and execute strategic initiatives that improve financial performance and shareholder value across complex, global businesses.
Most recently, Mr. Plunk served as chief financial officer and senior vice president of information technology at J&J Snack Foods Corp., where he partnered closely with the board and executive leadership to strengthen governance, modernize financial and audit functions, improve capital allocation and financial performance, and enhance enterprise risk management, including cybersecurity and information technology risk.
Earlier in his career, Mr. Plunk held a series of senior executive roles at Wal-Mart Stores, Inc., including chief financial officer of Wal-Mart China, senior vice president roles spanning Wal-Mart U.S., Wal-Mart International, and vice president of Sam’s Club. He currently serves on the board of directors of Milo’s Tea Company, where he is a member of the Finance, Audit, and Risk Committee.
“Ken’s background leading global organizations and creating long-term stockholder value makes him a strong addition to our board,” said Steve Brass, president and chief executive officer of WD-40 Company. “His experience guiding complex businesses through growth and transformation will be a strong asset as we continue expanding our brands around the world.”
“Ken brings the disciplined governance and financial oversight experience the board values in advancing long-term value for stockholders,” said Eric P. Etchart, chairman of the board. “His expertise will support the board’s ongoing oversight and strategic guidance.”
WD-40 Company’s board of directors adopted a resolution to increase the size of the board from 9 to 10 directors effective February 18, 2026.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.
Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $620.0 million in fiscal year 2025 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC”. For additional information about WD-40 Company please visit http://www.wd40company.com.